VALIDUS HOLDINGS, LTD. ANNOUNCES APPOINTMENT OF

MAHMOUD ABDALLAH TO ITS BOARD OF DIRECTORS

Pembroke, Bermuda – May 4, 2012 – Validus Holdings, Ltd. (NYSE: VR) (“Validus” or the “Company”) today announced that Mahmoud Abdallah, Chairman and Chief Executive Officer of MISR Insurance Holding Company, has been appointed to the Company’s Board of Directors, effective immediately. The appointment will expand Validus’ Board to ten members.

“We are delighted to welcome Mahmoud to the Validus Board,” said Ed Noonan, Validus’ Chairman and Chief Executive Officer. “Mahmoud is a proven leader in the insurance and reinsurance sector and I am certain that he will be a valuable resource for our Board and management team as we focus on continuing to grow our business and building value for shareholders.”

Mr. Abdallah added, “I am pleased to be joining Validus’ Board and look forward to working with the other directors and Validus’ management team to build on the Company’s strong track record of success.”

Mr. Abdallah is currently the Chairman and Chief Executive Officer of MISR Insurance Holding Company (MIHC), Cairo Egypt, a position he has held since November 2006. Mr. Abdallah has over 30 years of experience in the insurance industry. His experience includes International Reinsurance, Direct Insurance Broking, Mergers and Acquisitions Consulting, Private-Public Globalization Initiatives, and Privatization of Government owned Insurance Operations. He has also twice served as Chairman of the International Insurance Council and currently is a member of the National Council for Arts and Sciences at George Washington University. Mr. Abdallah is also a Board member of Egypt Air, HSBC Egypt and the Metropolitan Opera in New York.

About Validus Holdings, Ltd.

Validus Holdings, Ltd. is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly-owned subsidiaries, Validus Reinsurance, Ltd. (“Validus Re”) and Talbot Holdings Ltd. (“Talbot”). Validus Re is a Bermuda based reinsurer focused on short-tail lines of reinsurance. Talbot is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd’s insurance market through Syndicate 1183.

Contacts:

Investors:
Validus Holdings, Ltd.
Jon Levenson, Executive Vice President
+1-441-278-9000

or

Media:
Brunswick Group
Gemma Hart / Greg Faje
+1-212-333-3810